Exhibit 99.1

Cryo-Cell International, Inc., cord blood banking leader, takes significant ownership stake in Cord Blood America, Inc., and encourages CBAI shareholders to vote against upcoming share authorization proposal

TAMPA, FL. – March 31, 2015 – Cryo-Cell International, Inc. (“Cryo-Cell”) announces that on March 20, 2015 it filed a Schedule 13D with the U.S. Securities and Exchange Commission disclosing its ownership of 9.6% of the issued and outstanding common stock of Cord Blood America, Inc. (“CBAI”).

Cryo-Cell strongly urges all shareholders of CBAI to vote against CBAI’s proposal to increase the number of authorized shares of CBAI’s common stock at CBAI’s Special Meeting of Shareholders scheduled for April 10, 2015.

“We believe that the CBAI shareholders have already suffered significant declines in the price of CBAI’s common stock over the last several years due, in part, to the massive issuance of stock by the company. As the largest reported shareholder in CBAI, Cryo-Cell currently intends to vote against the proposal to increase the number of authorized shares,” said David Portnoy, Chairman and Co-CEO of Cryo-Cell. Mr. Portnoy continued, “If all the additional 2.0 billion common shares, subject to the authorization proposal, were issued, the current CBAI shareholders would be severely diluted.”

As it previously disclosed in its March 10, 2015 SEC filing, Cryo-Cell also announces that it has initiated a lawsuit in the Pinellas County Court of Florida in order to compel CBAI to comply with the Florida corporation law which requires that Florida corporations, such as CBAI, to hold an annual meeting of shareholders for the purpose of electing directors. It is Cryo-Cell’s current intention to nominate a slate of directors for election at this annual meeting. If Cryo-Cell were successful in its effort to elect directors to the board of CBAI, it is anticipated that Cryo-Cell would explore various alternatives, including the potential for a merger between CBAI and Cryo-Cell, with Cryo-Cell as the surviving entity.

About Cryo-Cell International

Founded in 1989, Cryo-Cell International, Inc. (OTCQB:CCEL) is the world’s first and most highly accredited private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell International to preserve their family members’ stem cells. Cryo-Cell International’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell International operates in a facility that is FDA registered and cGMP-/cGTP-compliant, and is licensed in all states requiring licensure. In addition to earning AABB accreditation for cord blood banking, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for voluntarily adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell International is a publicly traded company, OTCQB: CCEL. For more information, please visit our website located at www.Cryo-Cell.com.